AUTHORIZATION

I hereby authorize General Binding Corporation ("GBC"),
One GBC Plaza, Northbrook, Illinois, Mr. Steven Rubin and Mr. John Moynihan, jointly and severally, to sign and file on my behalf any "Forms" required to be filed under Section 16 of the 1934 Securities and Exchange Act as a result of my holding a position as an officer, director or employee of GBC.

This authorization shall be effective immediately and shall continue for so long as I am an officer, director or employee of GBC, or until such time as I have so notified GBC in writing of a revocation of this authority.

I hereby ratify and confirm all lawful
acts performed by GBC and the aforesaid individuals under the scope of this authorization and hereby agree to indemnify and hold GBC, its officers, employees, agents and aforesaid individuals harmless from any claim or demand arising from its or his lawful actions.


Signed


Thomas Stenebring									   _________________________________


October 1, 2004

Carol A. Skulski
Notary Public
State of
Illinois
County of Cook
Subscribed to and sworn
before me on this
1st day
of October, 2004.




My Commission
Expires: 10/5/05